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                               GUARANTY AGREEMENT

      THIS GUARANTY AGREEMENT (the "Guaranty Agreement"), dated as of March 24, 1999 (the "Execution Date"), is by and between Vestar Capital Partners III, L.P. ("VCP") to Sheridan Healthcare, Inc. ("Sheridan").

                             PRELIMINARY STATEMENTS

      1. Sheridan, Vestar/Calvary Holdings, Inc. ("VCHoldings") and Vestar Calvary, Inc. ("VCI") have entered into an Agreement and Plan of Merger dated as of March __, 1999 (the "Merger Agreement").

      2. As a condition and inducement to Sheridan's entering into the Merger Agreement, VCP has agreed to guarantee full and prompt payment of VCI's obligations to Sheridan under Section 8.2(d) of the Merger Agreement ("VCI's Obligations"), pursuant to the terms of this Guaranty Agreement.

      In consideration of the mutual covenants contained in this Guaranty Agreement, the parties agree as follows:

                                    AGREEMENT

      1. Guaranty. VCP unconditionally, absolutely, continually and irrevocably guarantees to Sheridan the prompt payment in full of VCI's Obligations.

      2. Payment. If VCI shall default in payment or performance of any of VCI's Obligations when they become due, then VCP, promptly upon Sheridan's demand, shall fully pay to Sheridan an amount equal to all of VCI's Obligations then due and owing.

      3. Unconditional Obligation. This is a guaranty of payment and not of performance or collection. It is the purpose and intent of the parties that VCP's guaranty of VCI's obligations shall be absolute and unconditional and shall not be discharged except by payment as provided in this Guaranty Agreement.

      4. Currency and Funds of Payment. VCP guarantees that VCI's Obligations shall be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect.

      5. Waiver; Subrogation; Subordination.

            (a) VCP waives notice of the following events or occurrences; (i) Sheridan's acceptance of this Guaranty Agreement; (ii) Sheridan, VCI and VCHoldings, now or at any time hereafter, obtaining, amending, substituting for, releasing, waiving or modifying the Merger
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Agreement and any of the Other Documents; (iii) presentment, demand, notices of default, non-payment, partial payment and protest; (iv) Sheridan, now or at any time hereafter, granting to VCI any indulgence or extensions of time of payment of VCI's Obligations; and (v) Sheridan, now or at any time hereafter, accepting from VCI or any other person, any partial payment or payments on account of VCI's obligations or settling, subordinating, compromising, discharging or releasing the same. VCP agrees that Sheridan may now or at any time hereafter do any or all of the foregoing in any manner, upon any terms and at any times as Sheridan, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing VCP from its obligations under this Guaranty Agreement, and VCP consents to each and all of the foregoing events or occurrences.

            (b) VCP agrees that payment by VCP may be enforced by Sheridan and VCP expressly waives any right it may have to require Sheridan to prosecute collection or seek to enforce or resort to any remedies against VCI.

            (c) Until all of VCI's Obligations are paid in full, VCP unconditionally subordinates all present and future debts, liabilities or obligations of VCI and until all of VCI's Obligations have been fully satisfied, all amounts due to VCP from VCI under such debts, liabilities, or obligations shall be collected and held by VP as agent and bailee of Sheridan separate and apart from all other funds, property and accounts of VCP.

      6. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the Execution Date and shall continue in full force and effect until all of VCI's Obligations are fully paid or the merger contemplated by the Merger Agreement has been consummated. This Guaranty Agreement shall be binding upon and inure to the benefit of VCP and Sheridan and their respective successors and assigns. Notwithstanding the foregoing, VCP may not, without the prior written consent of Sheridan, assign any rights, powers duties or obligations hereunder.

      7. Representations and Warranties. VCP represents and warrants to Sheridan that it is duly authorized to execute, deliver and perform this Guaranty Agreement, that this Guaranty Agreement is legal, valid, binding and enforceable against VCI in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of credits' rights generally and by general equitable principles; and that VCP's execution, delivery and performance of this Guaranty Agreement does not violate or constitute a breach of its governing documents or any agreement to which VCP is a party or any applicable laws.

      8. Miscellaneous. VCP agrees to be liable for the payment of all reasonable fees and expenses, including attorney's fees, costs and expenses (at both trial and appellate levels), incurred by Sheridan in connection with the enforcement of this Guaranty Agreement if VCP fails to perform its obligations hereunder. This Guaranty Agreement and Section 8.2(d) of the Merger Agreement constitute the entire agreement among the parties with
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respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Guaranty Agreement shall be binding upon any party hereto unless made in writing signed on behalf of each of the parties to it. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Headings of this Guaranty Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Except as provided in this Guaranty Agreement, no action taken pursuant to this Guaranty Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision. Any term or provision of this Guaranty Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Guaranty Agreement or affecting the validity or enforceability of any of the terms or provisions of this Guaranty Agreement in any other jurisdiction. If any provision of this Guaranty Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier, shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

If to VCP:                                If to Sheridan:

Vestar Capital Partners III, L.P.         Sheridan Healthcare, Inc.
245 Park Avenue, 41st Floor               4651 Sheridan Street, Suite 400
New York, NY 10167                        Hollywood, FL 33021
Attn: James L. Elrod, Jr.                 Attn: Mitchell Eisenberg, M.D.
Facsimile: (212) 808-4922                 Chairman, President and Chief
                                          Executive Officer
                                          and
                                          Jay A. Martus, Esq.
                                          Vice President and General Counsel
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                                          Facsimile: (954) 987-8359

With copies to:

Simpson Thacher & Bartlett                Akerman, Senterfitt & Eidson P.A.
425 Lexington Avenue                      One S.E. 3rd Avenue, 28th Floor
Attn: Peter J. Gordon, Esq.               Attn: Stephen K. Roddenberry, Esq.
Facsimile: (212) 455-2502                 Facsimile (305) 374-5095

or such other address as any party shall specify by written notice so given.

      10. Governing Law; Waivers of Trial by Jury, Etc.

            (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

            (b) EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OR TO THE JURISDICTION OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

            (c) EACH PARTY AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID), TO THE RELEVANT PARTY'S ADDRESS (AS HEREIN DEFINED) OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF DELAWARE.

            (d) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH PARTY HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND EACH PARTY HEREBY WAIVES, TO THE EXTENT
PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE THAT EACH ACTION OR PROCEEDING HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.
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      IN WITNESS WHEREOF, VCP and Sheridan have each duly executed this Guaranty
Agreement as of the Execution Date.


                              VCP: VESTAR CAPITAL PARTNERS III, L.P.

                              By:   VESTAR ASSOCIATES III, L.P.,
                                    its General Partner

                              By:   VESTAR ASSOCIATES CORPORATION III,
                                    its General Partner

                              By:
                                  -------------------------------------
                                  Name

                                  Title: Managing Director


                              SHERIDAN: SHERIDAN HEALTHCARE, INC.

                              By:
                                  -------------------------------------
                                  Name

                                  Title: